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                               AMENDMENT NUMBER 1

                                       TO

                COMMON STOCK SUBSCRIPTION WARRANT, SERIES A No. 1

                      To Subscribe for and Purchase Shares
                               of Common Stock of
                         Highlands Insurance Group, Inc.



                  THIS AMENDMENT NUMBER 1, dated as of April 30, 1997 (this "Amendment"), is entered into by and between Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), and the undersigned Holder of that certain Common Stock Subscription Warrant, Series A, No. 1, dated January 23, 1996 (the "Warrant"), to purchase from the Company up to TWO MILLION THREE HUNDRED TWENTY-SEVEN THOUSAND FIVE HUNDRED NINE (2,327,509) fully paid and non-assessable shares of the Common Stock of the Company pursuant to the terms of the Warrant. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed thereto in the Warrant.

                                    RECITALS

                  A. The Company has entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of February 13, 1997 (as amended by Amendment Number 1 thereto, the "Merger Agreement"), by and among the Company, Highlands Acquisition Corp. and Vik Brothers Insurance, Inc.

                  B. Section 6.9(a) of the Merger Agreement requires certain amendments to be made to the terms of the Warrant.

                  C. Pursuant to Section 14(a) of the Warrant, the Company and the Holder wish to amend the terms of the Warrant as set forth below in order to comply with Section 6.9(a) of the Merger Agreement.

                  Now therefore, in consideration of the foregoing and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Holder agrees as follows:





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                                    AGREEMENT

                  1. Notwithstanding any provision of the Warrant to the contrary, no adjustment shall be made to the number of shares of Common Stock issuable upon exercise of the Warrant as a result of any Additional Adverse Development.

                  2. Notwithstanding any provision of the Warrant to the contrary, the issuance of Common Stock pursuant to, and in transactions entered into in connection with, the Merger Agreement and the transactions contemplated thereby shall not (i) result in an adjustment to the number of shares of Common Stock issuable upon exercise of the Warrant and (ii) result in an adjustment of the exercise or conversion price of the Warrant.

                  3. This Amendment may be executed in two or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

                  4. All other provisions of the Warrant shall not be affected by this Amendment and shall remain in full force and effect.

                       [SIGNATURES CONTAINED ON NEXT PAGE]




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                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

                                    HIGHLANDS INSURANCE GROUP, INC.

                                    By: _______________________________________
                                    Name:______________________________________
                                    Title:_____________________________________



HOLDER:                             INSURANCE PARTNERS, L.P.

                                    By: Insurance GenPar MGP, L.P.,
                                        its general partner

                                        By: Insurance GenPar MGP, Inc.,
                                            its general partner


                                             By: _____________________________
                                             Name:____________________________
                                             Title:___________________________






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